                                  SCHEDULE 14 A
                                 (Rule 14a-101)

                     Information Required In Proxy Statement

                            Schedule 14A Information

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                      /X/

Filed by a Party other than the Registrant   / /

Check the appropriate box:

/X/     Preliminary Proxy Statement                                  / /  Confidential, For Use of the Commission Only (as
                                                                          permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement                                      / /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Burnham Pacific Properties, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computer on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials:

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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previous paid:

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     (2)  Form, Schedule or Registration Statement no.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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
                          PRELIMINARY PROXY STATEMENT

                        BURNHAM PACIFIC PROPERTIES, INC.
                              610 WEST ASH STREET
                              SAN DIEGO, CA 92101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held Monday, May 11, 1998

TO THE STOCKHOLDERS OF BURNHAM PACIFIC PROPERTIES, INC.:

    Notice is hereby given that the Annual Meeting of Stockholders of Burnham Pacific Properties, Inc. (the "Corporation") will be held at the San Diego Hilton Beach & Tennis Resort, 1775 East Mission Bay Drive, San Diego, California, on Monday, May 11, 1998 at 10:30 a.m. for the following purposes:

    1.  To elect nine Directors.

    2. To consider and approve the issuance of Common Stock upon the conversion or exchange of all of the Series 1997-A Convertible Preferred Stock of the Corporation and all of the Common Operating Partnership Units and Preferred Operating Partnership Units of the Corporation's recently formed operating partnership, Burnham Pacific Operating Partnership, L.P., which preferred stock and common and preferred units were issued in connection with the acquisition of a portfolio of twenty shopping centers and the financing of that acquisition.

    3. To consider and approve the increase in the number of shares of Common Stock for which awards may be made under the Corporation's Stock Option and Incentive Plan by 1,150,000 shares.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The transfer books of the Corporation will not be closed prior to the meeting. The Board of Directors has determined that stockholders of record at the close of business on March 13, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

March 27, 1997                            By order of the Board of Directors

                                          BURNHAM PACIFIC PROPERTIES, INC.

                                          Nina Galloway,

                                          SECRETARY

                             YOUR VOTE IS IMPORTANT
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
                   YOU ARE URGED TO SIGN, DATE AND RETURN THE
                    ENCLOSED PROXY IN THE ENVELOPE PROVIDED

                          PRELIMINARY PROXY STATEMENT

                        BURNHAM PACIFIC PROPERTIES, INC.
                              610 WEST ASH STREET
                              SAN DIEGO, CA 92101

                        PRELIMINARY PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 11, 1998

    This Proxy Statement is furnished to the stockholders of Burnham Pacific Properties, Inc., a Maryland corporation (the "Corporation"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Corporation (the "Board of Directors") for the Annual Meeting of Stockholders of the Corporation to be held at the San Diego Hilton Beach & Tennis Resort, 1775 East Mission Bay Drive, San Diego, California, on Monday, May 11, 1998 at 10:30 a.m., and any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy Card are first being mailed to stockholders on or about March 20, 1998.

    As more fully described in this Proxy Statement, the stockholders will be asked to consider and act upon: (i) the election of nine Directors; (ii) approval of the issuance of common stock, par value $.01 per share, of the Corporation (the "Common Stock") upon the conversion or exchange of all of the Series 1997-A Convertible Preferred Stock, par value $.01 per share, of the Corporation (the "Series A Preferred Stock") and all of the common units of limited partnership interest (the "Common Units") and preferred units of limited partnership interest (the "Preferred Units") of the Corporation's recently formed operating partnership, Burnham Pacific Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), which preferred stock and common and preferred units were issued in connection with the acquisition of a portfolio of twenty shopping centers and the related financing thereof; (iii) approval of the increase in the number of shares of Common Stock for which awards may be made under the Corporation's Stock Option and Incentive Plan by 1,150,000 shares; and (iv) such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on March 13, 1998 are entitled to notice of and to vote at such meeting. On such date, there were issued and outstanding 23,463,852 shares of the Common Stock. On such date, there were also issued and outstanding 2,800,000 shares of the Series A Preferred Stock, each share of which is entitled to vote with the Common Stock (except as to Proposal 2) as if fully converted into Common Stock. Each share of Series A Preferred Stock is currently convertible into 1.626 shares of Common Stock, resulting in the Series A Preferred Stock being convertible into an aggregate of 4,552,800 shares of Common Stock. Accordingly, shares having an aggregate of 28,016,652 votes are entitled to vote (except as to Proposal 2) at the Annual Meeting. A majority of the votes entitled to be cast represented in person or by proxy constitutes a quorum for the meeting. If a quorum is not present, the Annual Meeting may be adjourned to a later date at which a quorum is present, and shares represented by proxies may be voted for such adjournment. Shares present but abstaining or not being voted by brokers (broker non-votes) are included in the number of shares present at the Annual Meeting for purposes of establishing a quorum.

    Assuming that a quorum is present (including shares of Series A Preferred Stock in determining the presence of a quorum), the affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of Directors ("Proposal 1"). Assuming that a quorum is present (not including shares of Series A Preferred Stock in determining the presence of a quorum), the affirmative vote of a majority of the shares of Common Stock cast on the proposal to issue Common Stock upon the conversion or exchange of all of the Series A Preferred Stock and all of the Common Units and Preferred Units of the Operating Partnership ("Proposal 2"), provided that all shares cast represent a majority of the shares of Common Stock entitled to vote on Proposal 2, is required to approve Proposal 2. Assuming that a quorum is present (including the shares of Series A Preferred Stock in determining the presence of a quorum), a majority of all the votes cast at the Annual Meeting is required to approve the amendment of the Stock Option and Incentive Plan ("Proposal 3").

    A stockholder may revoke a proxy given with respect to the Annual Meeting at any time prior to the exercise thereof at the Annual Meeting by filing with the Secretary of the Corporation a written revocation or a duly executed proxy bearing a later date or, if such stockholder is present, indicating his or her intention to vote in person at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Burnham Pacific Properties, Inc. Bylaws (the "Bylaws") currently provide that the number of Directors shall be not less than the minimum number required by Maryland General Corporation Law, nor more than eleven. The Board of Directors has fixed the number of Directors to be elected at the Annual Meeting at nine, each to hold office for the term of one year or until his or her successor is elected and qualified. The Board of Directors has nominated the persons named below for election. The holders of the Series A Preferred Stock have the right to suggest one person for nomination and election, and Nina B. Matis is the nominee so suggested.

    The Bylaws provide that every stockholder entitled to vote in the election of Directors may vote each of his or her shares for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Assuming the presence of a quorum, the nine candidates receiving the highest number of affirmative votes of the votes cast will be elected, and abstentions will have no legal effect.

    The nominees for Director and the principal officers of the Corporation have indicated that they intend to vote all shares of Common Stock which they are entitled to vote FOR the election of each of the nominees for Director. As of March 13, 1998, the current Directors and executive officers of the Corporation in the aggregate had the right to vote 318,135 shares of Common Stock, representing approximately 1.4% of the outstanding Common Stock as of such date.

    It is intended that the proxies received by management will be voted FOR the election of the nominees for Directors described below, unless authority to do so is withheld. The Board of Directors anticipates that each of the nominees for Director will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

NOMINEES FOR DIRECTOR

    The following persons are the nominees for election to the Board of
Directors:

    MALIN BURNHAM, age 70, has been Chairman of the Board of Directors since 1986 and served as interim President and Chief Executive Officer from October 1994 to September 1995. Mr. Burnham is a private investor. He is also Chairman of John Burnham & Company and of First National Bank (San Diego) and a Trustee of The Burnham Institute.

    JAMES D. HARPER, JR., age 64, has been a Director since 1997. Mr. Harper has been President of JDH Realty Co. in Miami, Florida since 1982 and is the principal partner in AH Development, S.E. and AH HA Investments, S.E., both of which are partnerships developing land in Puerto Rico. From 1971 until 1985, Mr. Harper worked for Continental Illinois Corporation, serving as its Executive Vice President in charge of all domestic and international real estate services beginning in 1974. From 1969 until its acquisition by Continental Illinois Corporation in 1971, Mr. Harper served as President and Chief Executive Officer of Group Counselor's Inc., a privately held REIT management company. He is a Director of Equity Residential Properties Trust.

    JAMES D. KLINGBEIL, age 62, has been a Director since 1996. He is Chairman, President and Chief Executive Officer of American Apartment Communities, Inc. He is a Trustee and former President of the Urban Land Institute, and a member of the Chief Executives Organization and World Business Council, and serves on the Policy Advisory Board for the Center for Real Estate and Urban Economics, University of California. He has also served as Public Interest Director, Federal Home Loan Bank of Cincinnati, as a member of the Young Presidents' Organization and the Federal Home Loan Mortgage Corporation ("FHLMC") Advisory Board.

    J. DAVID MARTIN, age 42, became President, Chief Executive Officer and a Director of the Corporation on October 1, 1995. From 1984 until joining the Corporation, Mr. Martin was the Founder, Chairman and Chief Executive Officer of The Martin Group of Companies, Inc. (the "Martin Group"), a full-service real estate development and management company of which Mr. Martin still retains the title of Chairman. Mr. Martin is a Trustee of Golden Gate University and a member of the Policy Advisory Board for the Center for Real Estate and Urban Economics at the University of California. He is a Director of the Bay Area Council and a Director of the Bay Area Economic Forum. Mr. Martin is an officer of the Golden Gate Chapter of the Young Presidents' Organization. He is also a member of the Urban Land Institute, International Council of Shopping Centers and the National Association of Real Estate Investment Trusts.

    NINA B. MATIS, age 50, a new candidate for Director, is a partner in and member of the Executive Committee of the law firm of Katten Muchin & Zavis, in Chicago, Illinois. She became a partner in the firm in September 1976. During the years 1984 through 1987, she was Adjunct Professor at Northwestern University School of Law where she taught Real Estate Transactions. She is a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, Chicago Finance Exchange, Urban Land Institute, REFF, Chicago Real Estate Executive Woman, The Chicago Network and The Economic Club of Chicago.

    DONNE P. MOEN, age 62, has been a Director since 1996. He is the retired President and Vice Chairman of Union Bank in California, where he served in a variety of executive positions from 1963 until 1992. Mr. Moen is also a member of the board of a number of civic and nonprofit organizations including The Los Angeles Library Foundation, The Los Angeles Urban League, Los Angeles Educational Partnership, Toberman Settlement House, and Chadwick School.

    THOMAS A. PAGE, age 64, has been a Director since 1992. Since 1983, Mr. Page has been Chairman of the Board and through 1995 served as Chief Executive Officer of San Diego Gas & Electric Company. Mr. Page is also Chairman of Enova Corp. and is a member of the California Business Roundtable, the Board of Overseers of the University of California at San Diego, and a Trustee of The Burnham Institute. He is a certified public accountant and a professional engineer.

    PHILIP S. SCHLEIN, age 63, has been a Director since 1996. He has been a partner in U.S. Venture Partners, a California based venture capital company, since 1985. Prior to that time, he had a 28-year career in the retailing industry, including serving as President and Chief Executive Officer of Macy's California from 1974 to 1985. Mr. Schlein was a member of the Board of Directors of Apple Computer, Inc. from 1979 to 1987. He currently serves as a Director of Ross Stores, Inc., ReSound Corporation, Quick Response Services and a number of private companies.

    ROBIN WOLANER, age 43, has been a Director since 1997. Ms. Wolaner is a private investor. She is Executive Vice President of C/Net Inc., an internet media company, Chairman of Online Partners, Inc. and a Director of Medical SelfCare Inc., a health products marketing company. From 1992 to 1995, she was President and Chief Executive Officer of Sunset Publishing Corporation. In 1986, Ms. Wolaner founded The Parenting Group, later serving as its President and Chief Executive Officer from 1990 to 1992. Ms. Wolaner also served as the Vice President in charge of Development of Time Publishing Ventures from 1990 to 1992. She is a frequent public speaker and has been an instructor at the Radcliffe Publishing Procedures Course since 1982.

EXECUTIVE OFFICERS

    The following persons are executive officers of the Corporation:

NAME                                                       POSITIONS
-------------------------------  -------------------------------------------------------------
J. David Martin................  President, Chief Executive Officer
Daniel B. Platt................  Executive Vice President, Chief Financial Officer, Chief
                                   Administrative Officer
Kris Hoffman...................  Executive Vice President, Chief Operating Officer
James W. Gaube.................  Senior Vice President, Chief Investment Officer
James M. Kessler...............  Senior Vice President, Chief Development Officer
Michael L. Rubin...............  Senior Vice President

    MR. MARTIN'S biography is set forth above.

    MR. PLATT, age 51, has been the Chief Financial Officer and Chief Administrative Officer of the Corporation since October 1, 1995. Prior to joining the Corporation, Mr. Platt was a real estate consultant. Until 1994, Mr. Platt was Group Executive Vice President of Bank of America with responsibility for merging the real estate lending activities of the two Banks upon Bank of America's acquisition of Security Pacific Bank in 1992. Mr. Platt joined Security Pacific Bank in 1990 as Executive Vice President responsible for creating a new real estate workout group and in 1991 was made Vice Chairman of the Real Estate Industries Group, where he assumed additional corporate management responsibilities for all real estate activities. Prior to joining Security Pacific Bank, Mr. Platt spent 20 years with Union Bank, where he was responsible for all real estate and commercial lending activities.

    MR. HOFFMAN, age 57, joined the Corporation in June 1997 as Regional Operating Officer in charge of the Corporation's Los Angeles region operations. He assumed his present title in February 1998. Prior to joining the Corporation, he had served since 1988 in a number of capacities including President, Chief Operating Officer and Partner with Albert B. Glickman & Associates and H&G Development Company in Beverly Hills, California where he was responsible for all development activities for neighborhood, community and power centers throughout California. Licensed with the California Bar Association, Mr. Hoffman is a member of the International Council of Shopping Center and on the Advisory Board of the California Business Properties Association.

    MR. GAUBE, age 48, joined the Corporation in February 1997 to start up the Corporation's operations in the Pacific Northwest. He assumed his present title in February 1998. From June 1995 until joining the Corporation, Mr. Gaube served as Senior Vice President of Real Estate, Design & Construction for Thrifty Payless, Inc. From July 1994 through May 1995, Mr. Gaube served as Western Regional Director of Real Estate for Home Depot and from 1986 through June 1994, he served as Senior Vice President of Real Estate & Construction for Payless Drug Stores Northwest, Inc. Beginning in 1966, Mr. Gaube enjoyed a twenty year career at Safeway Stores, Inc. where he served as Regional Real Estate Director prior to leaving.

    MR. KESSLER, age 45, joined the Corporation in October 1995 as Director of Development and Regional Operating Officer responsible for the Corporation's Northern California operations. He assumed his present title in February 1998. From 1990 until joining the Corporation, Mr. Kessler served as Executive Vice President of the Martin Group, with overall responsibility for the company's retail developments. Between 1985 and 1990 Mr. Kessler served as Director of Marketing for Transpacific Development Company, with overall responsibility for the marketing of the company's northern California portfolio valued in excess of $500 million.

    MR. RUBIN, age 52, has been an officer of the Corporation since 1986, serving in various capacities and with various titles since that date, most recently as Regional Operating Officer responsible for the Corporation's operations in Orange County and San Diego. He assumed his present title in January 1998. Mr. Rubin is a Certified Property Manager and a licensed real estate broker.

BENEFICIAL OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of December 31, 1997 by (i) each Director and nominee for Director, (ii) the Corporation's Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during 1997, and (iii) all Directors and executive officers of the Corporation as a group.

                                                                  NUMBER OF SHARES
                                                                   AND NATURE OF       PERCENT
NAME                                                            BENEFICIAL OWNERSHIP  OF CLASS
--------------------------------------------------------------  --------------------  ---------
Malin Burnham.................................................         349,316(1)(2)       1.5%
James D. Harper, Jr...........................................                 1,977      *
James D. Klingbeil............................................                27,807      *
J. David Martin...............................................         380,000(1)(3)       1.6%
Nina B. Matis.................................................           --              --
Donne P. Moen.................................................              9,675(4)      *
Thomas A. Page................................................             33,684(1)      *
Philip S. Schlein.............................................                 7,115      *
Robin Wolaner.................................................                 1,950      *
Daniel B. Platt...............................................      233,555(1)(5)(6)       1.0%
Kris Hoffman..................................................                 1,100      *
Michael L. Rubin..............................................             62,833(6)      *
James M. Kessler..............................................          40,516(1)(6)      *
------------------------

All Director nominees and executive officers of the
  Corporation as a group (14 persons).........................       1,150,528(1)(3)       4.9%

------------------------

*   less than 1%

(1) Based upon information provided by the Director nominees and executive officers, such persons have the direct right to vote and dispose of all such shares except (i) the following number of shares included in the table which are not yet outstanding which the following persons have the right presently to acquire under outstanding options that are vested or will vest within 60 days: Messrs. Burnham 164,500, Martin 350,000, Page 15,000, Platt 216,668,
    Kessler 40,000, all Director nominees and executive officers as a group 832,368, and (ii) as set forth in the following notes.

(2) Includes 8,877 shares of Common Stock held by Mr. Burnham as trustee of a trust in which Mr. Burnham disclaims any economic interest.

(3) In addition to the shares of Common Stock included in the table, Mr. Martin also holds 24,962 limited partner units in two partnerships of which the Operating Partnership is general partner. Each such partnership owns a completed retail center acquired from Mr. Martin and other affiliates of the Martin Group. Each such unit is exchangeable on a 1-for-1 basis for a share of the Corporation's common stock. Mr. Kessler, an executive officer, held 9,866 of such exchangeable limited partner units, which he redeemed for cash on February 25, 1998.

(4) Includes 4,800 shares of Common Stock as to which Mr. Moen shares the power to vote and to dispose.

(5) Includes 2,500 shares of Common Stock held in an IRA for Mr. Platt's wife, as to which Mr. Platt disclaims any beneficial or economic interest, and 13,200 shares of Common Stock as to which Mr. Platt shares the power to vote and to dispose.

(6) Based upon information provided by the Director nominees and executive officers, the following persons beneficially own the following number of shares of Common Stock included in the table which are held in 401(k) plans:
    Messrs. Platt 1,189, Kessler 516, Rubin 9,015.

BENEFICIAL OWNERSHIP OF NON-MANAGEMENT

    Information known to the Corporation with respect to beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than 5% of each class of the Corporation's voting securities (the "Shares") as of December 31, 1997 is as follows. Such information is based upon filings received by the Corporation under the Exchange Act, with respect to the Common Stock, and the terms of the Stock Purchase Agreement by and among Westbrook Burnham Holdings, L.L.C., Westbrook Burnham Co-Holdings, L.L.C., Burnham Pacific Properties, Inc. and Burnham Pacific Operating Partnership, L.P. dated as of December 5, 1997 (the "Stock Purchase Agreement"), with respect to the Series A Preferred Stock.

                                                                  AMOUNT AND
                                                                  NATURE OF
                                                             BENEFICIAL OWNERSHIP
                                                            ----------------------
                                                                         SERIES A
                                                              COMMON    PREFERRED   PERCENT OF
NAME AND ADDRESS                                              STOCK       STOCK        CLASS
----------------------------------------------------------  ----------  ----------  -----------
Morgan Stanley, Dean Witter, Discover & Co.(1)               1,879,150                    8.02%
  1585 Broadway
  New York, NY 10036

Westbrook Burnham Holdings, L.L.C. and                                   2,799,990         100%
Westbrook Burnham Co-Holdings, L.L.C.(2)
  11150 Santa Monica Blvd., Suite 1450
  Los Angeles, CA 90025

------------------------

(1) In a filing on Schedule 13 under the Exchange Act dated February 12, 1998, Morgan Stanley, Dean Witter, Discover & Co. and its wholly-owned subsidiary, Morgan Stanley Asset Management Inc., reported that the former had shared voting and dispositive power with respect to 1,744,150 and 1,879,150 of such shares, respectively, and that the latter had shared voting and dispositive power with respect to 1,203,900 and 1,338,900 of such shares, respectively.

(2) The Series A Preferred Stock beneficially owned by Westbrook Burnham Holdings, L.L.C. and Westbrook Burnham Co-Holdings, L.L.C vote with the Common Stock as if fully converted into Common Stock. If such shares were fully converted, such holders would be the beneficial owners of approximately 4,552,800 shares of Common Stock representing 16.3% of the outstanding number of shares of Common Stock after giving effect to such conversion.

DIRECTORS' AND COMMITTEE MEETINGS

    During 1997, the Board of Directors met eight times. Each of the Directors attended at least 75% of the total number of Board of Director meetings. Each of the Directors attended at least 75% of the total number of meetings of Board committees on which he served. The Corporation has standing Audit and Compensation Committees. The Compensation Committee also suggests nominees to the Board of Directors for their election as Directors.

    AUDIT COMMITTEE. The members of this committee from January 1, 1997 until the 1997 Annual Meeting held on May 6, 1997, were Messrs. Donne P. Moen (Chairman), Richard R. Tartre and Philip L. Gildred, Jr., who did not stand for reelection. The members of this committee for the remainder of 1997 were Messrs. Donne P. Moen (Chairman), Richard R. Tartre and Ms. Robin Wolaner. This committee advises and assists the Corporation's principal financial officer in making periodic overall reviews of the Corporation's internal controls and financial statements, appoints the Corporation's independent auditors for the Corporation's annual audit, meets periodically with the auditors to discuss their audit, and advises and provides oversight of the Corporation's internal audit activities. This committee held three meetings in 1997, one before and two after the 1997 Annual Meeting.

    COMPENSATION COMMITTEE. The members of this committee from January 1, 1997 until the 1997 Annual Meeting held on May 6, 1997, were Messrs. Thomas A. Page (Chairman), James D. Klingbeil and Philip S. Schlein. The members of this committee for the remainder of 1997 were Messrs. Thomas A. Page (Chairman), James D. Klingbeil, Philip S. Schlein and James D. Harper, Jr. This committee did not meet during 1997, but met on January 13, 1998 with respect to compensation for 1997. See "Report of the Compensation Committee" for additional information.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation, and written representations that no other reports were required during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to such persons were satisfied, except that Mr. Harper inadvertently did not file on a timely basis one report relating to two issuances of an aggregate of 27 shares of Common Stock.

EXECUTIVE COMPENSATION

    DIRECTORS

    The Corporation awarded to each Director, with the exception of Ms. Wolaner, 750 Director Restricted Shares on March 31, 1997, June 30, 1997, September 30, 1997 and December 31, 1997 for their services as Directors. The Corporation awarded to Ms. Wolaner 450 Director Restricted Shares on June 30, 1997 and 750 Director Restricted Shares on each of September 30, 1997 and December 31, 1997. Mr. Martin receives no compensation for his services as a Director in addition to his compensation as President and Chief Executive Officer.

EXECUTIVE OFFICERS

    Compensation paid to each person serving as Chief Executive Officer and each of the four most highly compensated other officers whose total compensation for 1997 equaled or exceeded $100,000 is summarized in the following table. See also "Report of the Compensation Committee."

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION                     LONG TERM
                                                         -----------------------------------------     COMPENSATION AWARDS
                                                                                       OTHER        --------------------------
                                                                                      ANNUAL          OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR       SALARY      BONUS       COMPENSATION     (# SHARES)   COMPENSATION
--------------------------------------------  ---------  ----------  ----------  -----------------  -----------  -------------

J. David Martin(1)..........................       1997  $  250,000  $  350,000            (2)         300,000(3)   $     -0-
  President/Chief Executive Officer                1996  $  250,000  $      -0-            (2)         300,000     $     -0-
                                                   1995  $   62,500  $      -0-            (2)         250,000     $  -0-

Daniel B. Platt(1)..........................       1997  $  200,000  $  175,000            (2)         150,000(3)   $   4,000(4)
  Executive Vice President,                        1996  $  200,000  $      -0-            (2)         125,000     $   2,000(4)
  Chief Financial Officer,                         1995  $   50,000  $  -0-                (2)         175,000     $  -0-
  Chief Administrative Officer

James M. Kessler(1).........................       1997  $  175,000  $  100,000            (2)             -0-     $   3,500(4)
  Senior Vice President,                           1996  $  175,000  $      -0-            (2)          30,000     $   1,750(4)
  Chief Development Officer                        1995  $   47,500  $  -0-                (2)          30,000     $  -0-

Michael L. Rubin............................       1997  $  175,000  $      -0-            (2)          15,000(3)   $   3,500(4)
  Senior Vice President                            1996  $  175,000  $      -0-            (2)          17,500     $   3,500(4)
                                                   1995  $  175,000  $   28,000            (2)          -0-        $   3,500(4)

Kris Hoffman(5).............................       1997  $   91,190  $   75,000            (2)          30,000(3)   $  -0-
  Executive Vice President,
  Chief Operating Officer

------------------------

(1) Messrs. Martin, Platt and Kessler joined the Corporation effective October 1, 1995.

(2) Other annual compensation, if any, constituted less than 10% of such person's salary and bonus.

(3) Subject to shareholder approval of Proposal 3.

(4) Corporation's matching contributions to employee's 401(k) plan.

(5) Mr. Hoffman joined the Corporation effective June 23, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

    No options were granted to any of the officers listed in the Summary Compensation Table above during 1997. See "Report of the Compensation Committee" and "Proposal 3--Increase in Number of Shares Awardable Under Stock Option and Incentive Plan" for a description of certain options granted by the Compensation Committee in January 1998.

                      AGGREGATED OPTIONS EXERCISED IN LAST
                     FISCAL YEAR AND YEAR-END OPTION VALUE

    The following table sets forth information with respect to options exercised during 1997 and unexercised options at the end of the year.

                                                                                                         VALUE OF
                                                                                    NUMBER OF          UNEXERCISED
                                                                                   UNEXERCISED         IN-THE-MONEY
                                                                                   OPTIONS AT           OPTIONS AT
                                                                                     FY-END               FY-END
                                                                                       (#)                 ($)
                                                SHARES ACQUIRED       VALUE     -----------------  --------------------
                                                  ON EXERCISE       REALIZED      EXERCISABLE/         EXERCISABLE/
NAME                                                  (#)              ($)        UNEXERCISABLE       UNEXERCISABLE
--------------------------------------------  -------------------  -----------  -----------------  --------------------

J. David Martin.............................          --               --         350,000/200,000     $890,625/$562,500
  President, Chief Executive Officer

Daniel B. Platt.............................          --               --          216,666/83,334     $543,748/$234,377
  Executive Vice President,
  Chief Financial Officer, Chief
  Administrative Officer

Kris Hoffman................................          --               --              --                   --
  Executive Vice President,
  Chief Operating Officer

James M. Kessler............................          --               --           40,000/20,000      $101,250/$56,250
  Senior Vice President, Chief
  Development Officer

Michael L. Rubin............................          --               --            40,367/5,833       $32,813/$16,405
  Senior Vice President

                      REPORT OF THE COMPENSATION COMMITTEE

GENERAL

    The Compensation Committee of the Board of Directors consists of four members, all of whom are independent directors of other companies. Two members of the Committee have extensive experience as directors and chief executive officers of public companies or major operating divisions of public companies, the third has extensive experience as a director and chief executive officer of private companies and the fourth has extensive experience as a director of a public company and chief executive officer of a private company. No member of the Committee was or is an officer or employee of the Corporation.

    The Corporation has retained the same compensation consultant which has advised the Committee and senior management since 1995. During 1997 the Committee worked with the compensation consultant with the goal of assessing the competitiveness of the Corporation's compensation and benefits program and of enhancing the program and maintaining its competitiveness by incorporating incentive-based compensation strategies.

    The compensation consultant's report for 1997, which reviewed industry background and appropriate comparatives, provided recommendations regarding both compensation structure in general and specific compensation for various positions. The consultant's final report was received in January 1998, and based on this report and the consultant's presentation at a meeting of the Compensation Committee in January 1998, the Committee concluded that the total compensation for the Chief Executive Officer and the other executive officers should be consistent with a subset of the REIT industry that reflects similar business characteristics as the Corporation.

    At the January 1998 meeting, the Committee reaffirmed the compensation philosophies which it adopted in 1996 to guide it in establishing executive compensation. In an effort to align employee and owner interests in the Corporation, the Committee decided to maintain its previously adopted philosophy that executive compensation should be heavily weighted toward incentives, which will take the form of largely stock-based incentives with respect to employees at the officer level and largely cash-based incentives below the officer level.

    The Committee also reaffirmed its philosophy that the compensation policy and the structure of compensation should be closely monitored to assure that the Corporation's compensation program remains competitive and consistent with the industry. To assist in achieving this objective, the Committee decided to continue to retain the consultant to provide recommendations as to reasonable comparatives and compensation components and levels on an ongoing basis.

SALARY AND BONUS

    Mr. Martin joined the Corporation effective October 1, 1995. Pursuant to his Employment Agreement of the same date (the "Employment Agreement"), Mr. Martin serves as the Corporation's President, Chief Executive Officer and a Director for an indefinite term, subject to termination by the Corporation or Mr. Martin. Pursuant to the Employment Agreement, Mr. Martin received a base salary at the annual rate of $250,000 in 1996. Although Mr. Martin's salary was approved at the annual rate of $350,000 effective April 1, 1997, he voluntarily postponed the $100,000 increase and, instead, maintained a base salary of $250,000 for 1997. At its meeting in January 1998, after considering the data furnished by the consultant and evaluating the performance of Mr. Martin, the Committee voted to increase Mr. Martin's base annual salary to $400,000 effective February 1, 1998.

    Mr. Platt also joined the Corporation on October 1, 1995 as Chief Financial Officer and an Executive Vice President, at a base annual salary of $200,000. Mr. Platt's salary remained at this level throughout 1996. At its December 1996 meeting, the Committee voted to increase Mr. Platt's base salary to $250,000 effective April 1, 1997. Mr. Platt voluntarily postponed the $50,000 increase and, instead, maintained a salary of $200,000 for 1997. At its meeting in January 1998, the Committee voted to increase Mr. Platt's salary to $250,000 and to establish the salary of Mr. Hoffman at $250,000, the salaries of Messrs. Gaube and Kessler at $200,000 each, and the salary of Mr. Rubin at $175,000, effective for 1998.

    Supplemental or bonus compensation is awarded to the Chief Executive Officer and the executive officers of the Corporation at the discretion of the Committee. At the meeting held on January 13, 1998, the Committee considered the recommendations of the consultant and, based upon the performance of the Corporation during 1997 and consistent with its philosophies, awarded Mr. Martin a $350,000 bonus, Mr. Platt a $175,000 bonus, Messrs. Gaube and Kessler a $100,000 bonus each and Mr. Hoffman a $75,000 bonus. Keeping with its policy of providing incentive-based compensation, the Committee also voted to grant certain stock options as described below.

STOCK OPTIONS

    The Committee believes that the Chief Executive Officer and the other executive officers should have the opportunity to acquire a significant equity interest in the Corporation, and that options to acquire increased stakes in the Corporation are an appropriate component of an overall compensation program. As noted above, at its meeting in January 1998, the Committee reiterated its compensation philosophy of aligning employee and owner interests. Incorporating this philosophy with the desire to provide compensation consistent with officer compensation of other REITs with similar business characteristics, the Committee awarded Mr. Martin an option for 300,000 shares, Mr. Platt an option for 150,000 shares,
Messrs. Hoffman and Gaube an option for 30,000 shares each, and Mr. Rubin an option for 15,000 shares, all exercisable at $12.50 per share, the current value of the Corporation's stock on the New York Stock Exchange at the time such options were approved in December 1996.

Thomas A. Page, Chairman
James D. Harper, Jr.
James D. Klingbeil
Philip S. Schlein

STOCK PERFORMANCE

    The following graph compares the Corporation's stock price for the past five years with the Standard & Poor's 500 Index and the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The graph assumes all dividends were reinvested at the market price on the day the dividend was paid.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           Index (12/31/92=100)
                        S&P 500     Burnham  All Equity REITs (1)
Dec-92                  100.000     100.000               100.000
Dec-93                  110.040     116.030               119.655
Dec-94                  111.490      94.460               123.449
Dec-95                  153.330      79.760               142.295
Dec-96                  188.510     134.830               192.478
Dec-97                  251.390     147.680               231.474

------------------------

(1) Source: NAREIT Total Return Index

                                   PROPOSAL 2
                    APPROVAL OF THE ISSUANCE OF COMMON STOCK

    On December 31, 1997 the Corporation completed a series of transactions in which, through certain of its subsidiaries, it acquired a portfolio of twenty shopping centers (the "Golden State Properties") from investment funds affiliated with Blackacre Capital Group, L.P. and Highridge Partners (the "Golden State Acquisition"). The Corporation financed the Golden State Acquisition through the privately negotiated sale of $70 million of the Corporation's newly designated Series 1997-A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), the borrowing of first mortgage debt collateralized by nineteen of the Golden State Properties, additional borrowings under the Corporation's existing credit facility with Nomura Asset Capital Corporation and the issuance by the Corporation's newly formed operating partnership, Burnham Pacific Operating Partnership, L.P. (the "Operating Partnership") of $50 million of Series 1997-A Preferred Units (the "Preferred Units" and together with Common Units that may be issued to the contributors of the Golden State Properties as a part of the additional consideration therefor, the "Exchangeable OP Units"). The Series A Preferred Stock and Exchangeable OP Units (collectively, the "Convertible Securities") are convertible or exchangeable into shares of Common Stock, subject to stockholder approval as described below.

    Under the Corporation's Charter and the Maryland General Corporation Law, the Board of Directors had the authority to approve the issuance of the Series A Preferred Stock without stockholder approval. Under the Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") and the Delaware Revised Uniform Limited Partnership Act, the Corporation, as general partner of the Operating Partnership, had the authority to approve the issuance by the Operating Partnership of the Exchangeable OP Units without stockholder approval. However, because the Convertible Securities are potentially convertible or exchangeable into a number of shares of Common Stock that exceeds 20% of the number of shares of Common Stock issued and outstanding prior to the issuance of such Convertible Securities, Rule 312 of the New York Stock Exchange (the "NYSE") requires stockholder approval of the issuance of shares of Common Stock in excess of such number upon conversion or exchange of the Convertible Securities (the "Conversion Issuance") in order for the Common Stock to be listed on the NYSE. On December 29, 1997, the NYSE approved the listing of 11,125,878 shares of Common Stock to be issued upon conversion or exchange of the Convertible Securities subject to such stockholder approval and 4,665,127 shares of Common Stock in the event that stockholder approval is not obtained.

    The Board of Directors would not have caused the Corporation to issue the Series A Preferred Stock and the Operating Partnership to issue the Preferred Units and possibly Common Units if it had not believed that the acquisition and the issuance of such securities were clearly in the interest of the Corporation. The transactions involved in effecting the Golden State Acquisition and the terms of the securities issued are described below. The Board of Directors seeks the approval of the stockholders for the issuance of Common Stock upon the conversion and exchange of all of the Convertible Securities. Only holders of Common Stock are eligible to vote on this Proposal 2. Failure of the stockholders to approve the Conversion Issuance at the Annual Meeting (or a subsequent special meeting held not later than June 30, 1998) will require that the Corporation redeem a significant amount of the Convertible Securities (approximately $50,000,000 worth) by June 30, 1998 and to incur significant penalties if the Corporation fails to meet such redemption obligation (see "--Impact of Failure to Approve the Issuance of the Common Stock: Mandatory Redemption" below); and the Board of Directors believes that substituting additional borrowed money for such amount of equity securities issued to acquire the Golden State Properties would result in undesirably increasing the portion of the Corporation's total capital represented by debt rather than equity.

DESCRIPTION OF GOLDEN STATE ACQUISITION TRANSACTIONS

    AGREEMENT TO CONTRIBUTE

    As part of the Golden State Acquisition, the Corporation entered into an Agreement to Contribute dated as of December 5, 1997 (the "Contribution Agreement") with investment funds affiliated with Blackacre Capital Group, L.P and Highridge Partners (together, the "Contributors") pursuant to which the Contributors contributed the Golden State Properties, a portfolio of twenty shopping centers containing approximately 2.6 million square feet of gross leasable area, to the Operating Partnership in exchange for initial consideration $302.4 million and the right to receive up to $41.6 million of additional consideration. That initial consideration consisted of 2,000,000 Preferred Units issued at an agreed upon price of $25 per unit and other consideration, consisting primarily of cash.

    The Corporation financed the cash portion of the initial consideration for the Golden State Properties through the privately negotiated sale of $70 million of Series A Preferred Stock, the borrowing of $150 million in first mortgage debt collateralized by certain of the Golden State Properties and additional borrowings under its existing credit facility with Nomura Asset Capital Corporation.

    The Contributors have the right to receive additional consideration of up to $41.6 million for additional value resulting from the lease-up of certain specified portions of the Golden State Properties and construction and lease-up of certain additional space. The additional consideration, if any, will be based upon incremental income and will be paid out over an eighteen-month period. The Contributors have the option of taking the additional consideration in Common Units with the number of such Common Units to be the amount of such additional value divided by the then fair market value (as determined at the respective times of payment) of the Common Stock. The Contributors will have the option of having the Corporation or the Operating Partnership immediately redeem such Common Units for cash. In no event will the value of the initial and additional consideration exceed $344 million in the aggregate.

    SERIES A PREFERRED STOCK PURCHASE AGREEMENT

    The Corporation's sale of $70 million of Series A Preferred Stock was pursuant to a Stock Purchase Agreement dated as of December 5, 1997 (the "Stock Purchase Agreement") among the Corporation and affiliates of Westbrook Real Estate Partnership II, L.P., and Westbrook Real Estate Co-Investment Partnership II, L.P. (together, the "Buyer"). Under the terms of the Stock Purchase Agreement, the Corporation issued to the Buyer 2,800,000 shares of Series A Preferred Stock at an agreed upon price of $25 per share for cash. The Series A Preferred Stock has a dividend yield of 8% and is convertible after a period of approximately one year into Common Stock at a conversion price per share initially equal to $15.375, which price represents 107% of the $14.375 base price of the Common Stock at the time that the principal terms of the Series A Preferred Stock were negotiated.

    MORTGAGE FINANCING

    As additional financing for the Golden State Acquisition, on December 31, 1997, the Corporation's (and the Operating Partnership's) subsidiary BPP/Golden State Acquisitions, L.L.C. ("Golden State LLC") sold to Nomura Asset Capital Corporation its 8.33% $135,039,950.82 mortgage promissory note due December 31, 2007 for $150 million, being the equivalent of a 6.76% $150 million mortgage promissory note with the same maturity. The Corporation has accounted for the sale of the mortgage note and expects to account for the payment of principal and interest thereon as if the note were a 6.76% $150 million mortgage promissory note. This first mortgage debt is collateralized by nineteen of the twenty Golden State Properties. The assets of Golden State LLC, including the Golden State Properties, are not available to satisfy claims that any creditor may have against the Corporation or the Operating Partnership or any other affiliate of the Corporation other than Golden State LLC. Golden State LLC has not agreed to pay or make its assets available to pay creditors of the Corporation or the Operating Partnership or any other affiliate other than Golden State LLC.

    BURNHAM PACIFIC OPERATING PARTNERSHIP, L.P.

    In December 1997, the Corporation substantially completed the process of transferring legal or beneficial ownership of the real property and related personal property owned by the Corporation and its subsidiaries to the Operating Partnership or subsidiaries of the Operating Partnership. The Operating Partnership is consequently the vehicle through which the Corporation now owns its current assets, will make its future acquisitions and generally conducts its business. The Corporation believes that this structure (frequently called an "UPREIT structure") enhances the Corporation's ability to acquire properties from existing owners on a basis which the Corporation understands may defer the recognition of certain federal income taxes to the contributing owners. The Corporation is the sole general partner of the Operating Partnership and the owner of a substantial majority of the limited partner interests in the Operating Partnership. Effective January 1, 1998, the Operating Partnership has assumed the paymaster function of the Company, whose former employees thereupon became employees of the Operating Partnership.

DESCRIPTION OF CONVERTIBLE SECURITIES

    Of the 5,000,000 authorized shares of Preferred Stock of the Corporation, 4,800,000 shares are designated Series 1997-A Convertible Preferred Stock. Pursuant to the Agreement of Limited Partnership of the Operating Partnership, the Corporation as the general partner of the Operating Partnership (the "General Partner") holds an initial 1% interest in the Operating Partnership as General Partner Units, with all other interests therein to be Limited Partner Interests. Pursuant to the Partnership Agreement, the General Partner has designated 4,800,000 units of Limited Partner Interest as Preferred Units. All other units of Limited Partner Interest constitute Common Units that shall collectively have all of the rights of the limited partners of the Operating Partnership except for those that are expressly granted to the Preferred Units.

    The following discussion summarizes certain features of the Series A Preferred Stock of the Corporation and Common and Preferred Units of the Operating Partnership.

SERIES A PREFERRED STOCK OF THE CORPORATION

    DIVIDENDS AND DISTRIBUTIONS

    Holders of shares of Series A Preferred Stock are entitled to receive out of funds legally available for the payment of dividends cumulative quarterly cash dividends per share equal to the greater of (i) 2.00% (per quarter) of the $25.00 per share stated value (the "Stated Value") of the Series A Preferred Stock, and (ii) the amount of dividends payable on the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible. The dividends are payable on the last business day of March, June, September and December of each year, commencing on the first such day after the issuance of a share of Series A Preferred Stock (each a "Dividend Payment Date").

    Cumulative quarterly cash dividends will accrue daily and will, to the extent not paid in full on a Dividend Payment Date, together with accruals thereon, accrue at the compounded quarterly rate of 2.00% from such Dividend Payment Date until payment is made, whether or not the Corporation has earnings or surplus.

    Unless and until all accrued dividends on the Series A Preferred Stock through the most recent preceding Dividend Payment Date have been paid (or are being paid contemporaneously therewith), the Corporation may not, with certain exceptions, (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to (A) partnership interests in the Operating Partnership (other than those partnership interests held of record and beneficially by the Corporation), (B) shares of Common Stock and (C) shares of any other class or series of stock of the Corporation to which the shares of Series A Preferred Stock are prior in rank with regard to payment of dividends or payments upon the liquidation, dissolution or winding-up of the Corporation (collectively, the "Junior Shares"), (ii) redeem or purchase (directly or indirectly), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause or permit to be taken any action of the general partner of the Operating Partnership, that will result in (A) the declaration or payment or the setting aside of funds or other assets for payment by the Operating Partnership of any distribution to its partners, or (B) the redemption or purchase (directly or indirectly) or the setting aside of funds or other assets for the redemption or purchase of any partnership interests in the Operating Partnership, except for exchange or conversions of partnership interests in the Operating Partnership in the ordinary course into shares of (1) Common Stock or (2) pursuant to the Partnership Agreement, Series A Preferred Stock.

    While any shares of Series A Preferred Stock are outstanding, the Corporation may not pay any dividend, or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of stock of the Corporation which ranks on a parity with Series A Preferred Stock as to payment of dividends unless at least a proportionate payment is made with regard to all accrued dividends on the Series A Preferred Stock (except, as to any shares of the Series A Preferred Stock as to which a notice of conversion has been furnished by the holder thereof, at the effective time of conversion) through the most recent preceding Dividend Payment Date.

    Any dividend paid with regard to shares of Series A Preferred Stock will be paid equally with regard to each outstanding share of Series A Preferred Stock, except to the extent that shares of Series A Preferred Stock are outstanding for differing amounts of time during the relevant dividend period.

    VOTING RIGHTS

    The holders of shares of Series A Preferred Stock have the right to vote on all matters (other than this Proposal 2) on which the holders of Common Stock are entitled to vote. They vote on an "as converted" basis with holders of shares of the Common Stock, as though part of the same class as holders of Common Stock. The number of shares of Common Stock deemed to be held of record by holders of shares of Series A Preferred Stock on any record date is the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holders would be entitled to be converted on such record date. The holders of Series A Preferred Stock are entitled to take such actions, and shall have such rights, as are available to the holders of shares of Common Stock in the Charter and in the By-laws of the Corporation. The holders of shares of Series A Preferred Stock do not have the right to vote (and shall not be counted in determining whether a quorum is present for such purposes) on this Proposal 2.

    While any shares of Series A Preferred Stock are outstanding, the Corporation may not, without approval of holders of at least a majority of the outstanding shares of Series A Preferred Stock voting separately as a class, take any of several actions described in the Articles Supplementary that would diminish the rights of the holders of Series A Preferred Stock (including the authorization or issuance of any class or series of stock that would rank prior to or on a parity with the Series A Preferred Stock) or that would result in the Corporation's transfer of its general partnership interest in the Operating Partnership or a merger or consolidation of assets which would result in the Common Stock having a value of less than $15.375 per share, or the termination of the Corporation's qualification as a real estate investment trust, or a change of control or certain other actions.

    The Corporation shall act on or with respect to any matter as to which it is entitled or requested to act in its capacity as a holder of Preferred Units of the Operating Partnership by voting or otherwise acting with respect to all such Preferred Units solely in accordance with instructions received from a majority of the holders of Series A Preferred Shares of the Corporation.

    DIRECTORS

    The holders of the Series A Preferred Stock have the right to submit a recommendation to the Nominating Committee of the Board of Directors for the election of a director at the Annual Meeting and each annual meeting thereafter (until the number of outstanding shares of Series A Preferred Stock is significantly reduced).

    Upon the failure of the Corporation to pay the full amount of the Series A Preferred Stock preferential dividend for four consecutive quarters or upon certain other defaults of the Corporation in its obligations with respect to the Series A Preferred Stock, the number of members of the Board of Directors (as if there were no vacancies or unfilled newly-created directorships thereon) shall be automatically increased by two, from not more than 11 to not more than 13, such that the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled immediately to elect two directors. The right of the holders of shares of Series A Preferred Stock to elect two members of the Board of Directors shall continue without interruption until the defaults are cured, at which time the right of the holders of shares of Series A Preferred Stock to elect directors and the terms of the incumbent directors elected by such holders shall terminate. The right of the holders of shares of Series A Preferred Stock to elect two members of the Board of Directors is subject to reinstatement upon any further default. The election of directors by holders of shares of Series A Preferred Stock shall be by the affirmative vote of the holders of a plurality of the votes cast by such holders. Any director elected by the holders of shares of Series A Preferred Stock may be removed by the holders of record of not less than a majority of the outstanding shares of Series A Preferred Stock and, if so removed, a successor may be elected by the holders of record of not less than a majority of the outstanding shares of Series A Preferred Stock.

    CHANGE OF CONTROL; LIQUIDATION

    Upon a change in control in the Corporation, each holder of the Series A Preferred Stock will be entitled to receive before any distributions made to holders of any Junior Shares, including Common Stock, an amount per share equal to the sum of (1) the Stated Value plus the per share amount of accrued dividends with regard to the Series A Preferred Stock to the date of final distribution (whether or not declared) and (2) 5% of the sum of the Stated Value and the per share amount of outstanding dividends with regard to the Series A Preferred Stock to the date of final distribution.

    In the event of an involuntary liquidation, dissolution or winding-up of the Corporation as a result of which the assets of the Corporation are sold to multiple unrelated entities, and the holders of the Corporation's equity securities receive solely cash in a distribution upon liquidation, each holder of the Series A Preferred Stock shall be entitled to receive, before any distributions made to holders of any Junior Shares, including Common Stock, an amount per share equal to the sum of (i) the Stated Value plus (ii) the per share amount of accrued dividends with respect to the Series A Preferred Stock to the date of final distribution (whether or not declared). In the event of any other involuntary or a voluntary liquidation, dissolution or winding-up of the Corporation, each holder of the Series A Preferred Stock shall be entitled to receive, before any distributions made to holders of any Junior Shares, an amount per share equal to the sum of (i) the Stated Value plus the per share amount of accrued dividends with respect to the Series A Preferred Stock to the date of final distribution (whether or not declared) and (ii) 5% of the sum of the Stated Value and the per share amount of outstanding dividends.

    Holders of Series A Preferred Stock may elect, in lieu of receiving the change of control preference or the liquidation preference, as the case may be, to receive Common Stock on conversion of Series A Preferred Stock.

    CONVERSION INTO COMMON STOCK

    OPTIONAL CONVERSION. On and after December 31, 1998, March 31, 1999, June 30, 1999, and September 30, 1999 (or earlier in the event of a change of control or certain other defined events), each holder of shares of Series A Preferred Stock will have the right to convert 25% of the shares of Series A Preferred Stock held of record by the holder into a number of shares of Common Stock equal to (i) the Stated Value plus the amount, if any, of the per share amount of outstanding dividends as of the effective time of the conversion, divided by
(ii) $15.375, subject to antidilution adjustments (the "Conversion Price").

    MANDATORY CONVERSION. After the fifth anniversary of the date of the first issuance of shares of Series A Preferred Stock, the Corporation may give notice of mandatory conversion of all of the outstanding Series A Preferred Stock if the value of the Common Stock (both on the day prior to the notice of conversion and on a value weighted basis over a period of time prior to such date) is greater than $15.375 per share and after such notice all such outstanding shares shall be mandatorily converted into Common Stock as provided in the Articles Supplementary, except that each holder of Series A Preferred Stock shall have the right, prior to the date established for such mandatory conversion, instead to cause the Corporation to redeem such holder's Series A Preferred Stock at its Stated Value plus accrued dividends to the redemption date multiplied by a percentage equal to 105% if the redemption date is prior to December 31, 2003, decreasing by 1% each year thereafter (but not less than 100% after December 31, 2007).

    ADJUSTMENT OF CONVERSION PRICE. The Articles Supplementary provide for the adjustment of the initial $15.375 conversion price upon the occurrence of various events described therein, including among other events, any dividend or distribution on the Common Stock of Common Stock, or other stock of the Corporation, evidences of indebtedness, assets or rights or warrants or other derivative securities to subscribe for or purchase any securities, any subdivision, split or reclassification of the Common Stock, any issuance of rights or warrants to purchase Common Stock to holders of the Common Stock, any issuance or sale of any equity or debt securities convertible into or exchangeable for Common Stock, certain issuances and sales of Common Stock and certain reclassifications of, and changes in, the Common Stock.

COMMON UNITS OF THE OPERATING PARTNERSHIP

    The Partnership Agreement provides that, subject to the preferences of any class or series of partnership interest established by the General Partner, the General Partner shall make distributions pro rata to partners holding Common Units (including the General Partner Units held by the General Partner as Common Units for this purpose) in proportion to their respective partnership interests. The Corporation will hold as many Common Units as there are shares of Common Stock of the Corporation outstanding from time to time, and contemplates making quarterly distributions to the holders of Common Units concurrently with and in the same amounts as dividends paid by the Corporation on its Common Stock (which amount is currently at the rate of $0.2625 per share payable on the last business day of each of March, June, September and December).

    In addition, the Partnership Agreement provides that, approximately one year after the issuance of Common Units (or earlier in the event of certain extraordinary transactions), the holder of each Common Unit other than the Corporation will have the right to require the Operating Partnership to redeem each Common Unit at a redemption price equal to the then market value of a share of Common Stock. Such redemption will be in cash, except that the Corporation may assume the redemption obligation and pay the redemption in the form of registered shares of its Common Stock.

PREFERRED UNITS OF THE OPERATING PARTNERSHIP

    The economic rights of holders of Preferred Units, with respect to distributions and upon liquidation, are identical to the rights of holders of Series A Preferred Stock. Distributions by the Operating Partnership with respect to Preferred Units held by the Corporation will provide the funds to enable the Corporation to make its distributions to the holders of the Series A Preferred Stock. Holders of Preferred Units other than the Corporation will have the right to exchange their Preferred Units for a like number of shares of Series A Preferred Stock (upon which exchange the number of Preferred Units held by the Corporation will increase so that the Corporation will always hold a number of Preferred Units equal to the number of outstanding shares of Series A Preferred Stock), with such right of exchange commencing on the earlier of the date of the Annual Meeting, if the stockholders approve this Proposal 2, or, with respect to Preferred Units not mandatorily redeemed following failure to obtain the stockholder approval, approximately one year after the first issuance of Preferred Units, or earlier upon the happening of certain events described in the Partnership Agreement.

    In general, the provisions of the Partnership Agreement that define the economic rights of holders of Preferred Units other than the Corporation are identical to the provisions of the Articles Supplementary that define the economic rights of the holders of Series A Preferred Stock.

OTHER PROVISIONS

FIRST OFFER RIGHTS, REGISTRATION RIGHTS AND WAIVER OF LIMIT ON OWNERSHIP

    The Contribution Agreement and the Stock Purchase Agreement each provide that, upon the proposed issuance by the Corporation of any further equity securities, the Contributors and the initial holders of the Series A Preferred Stock shall have the right to purchase a number of such equity securities so as to maintain their respective proportionate interests in the Corporation on a fully diluted basis. Such right shall not apply, however, to certain specified issuances including the issuance of up to $120 million of Common Stock not later than June 30, 1998 at a public offering price of not less than $13.75 or after the holdings of the Contributors and of the initial holders have fallen below specified levels. The Corporation has also agreed to register the securities held by the Contributors or the Buyer to facilitate their resale thereof, and to include within registration statements of the Corporation shares that the Contributors or the Buyer may desire to sell on a "tag-along" basis under certain circumstances.

    Based upon representations of the Contributors and of the Buyer of the Series A Preferred Stock that no individual would, after giving effect to applicable attribution rules of the Internal Revenue Code, own more than 9.8% of the Common Stock or of the value of all of the capital stock of the Corporation, and on certain other representations and agreements, the Board of Directors of the Corporation has partially waived the "Limits" on ownership by any one person that would otherwise limit the amount of capital stock of the Corporation that the Buyer could own and that would otherwise limit the number of shares of Preferred Stock and of Common Stock that the holders of Preferred Units may acquire upon the exchange of their Operating Partnership Units for capital stock of the Corporation.

APPROVAL REQUIRED TO AUTHORIZE ISSUANCE OF COMMON STOCK

    An affirmative vote of a majority of the shares of Common Stock cast, provided that all shares cast represent a majority of the shares of Common Stock entitled to vote on Proposal 2, is required to approve the issuance of Common Stock described above. Shares of Series A Preferred Stock may not be voted on this Proposal 2. Abstentions and broker non-votes could result in the failure of the votes cast to represent a majority of shares of Common Stock entitled to vote but otherwise will not have an effect on the proposal.

GENERAL EFFECT OF APPROVAL ON EXISTING HOLDERS OF COMMON STOCK

    If the Conversion Issuance is approved, the Convertible Securities would be exchangeable for Common Stock, and upon exchange would permit the holders thereof to vote on all matters on which the holders of Common Stock are entitled to vote. Consequently, the voting rights of the current holders of Common Stock would be subject to dilution. In addition, if the Conversion Issuance is approved, the economic interest of the current holders of Common Stock would be diluted to the extent that holders of Convertible Securities who would otherwise be subject to mandatory conversion would retain their economic interest in the Corporation.

IMPACT OF FAILURE TO APPROVE THE ISSUANCE OF THE COMMON STOCK: MANDATORY
  REDEMPTION

    If stockholder approval of this Proposal 2 is not obtained, the Corporation will be obligated to redeem, not later than June 30, 1998, an aggregate number of Preferred Units and shares of Series A Preferred Stock (other than shares owned by the Corporation) that will result in the aggregate number of shares of Common Stock issuable upon the conversion or exchange of Series A Preferred Stock and Operating Partnership Units after such redemption not exceeding 19.9% of the number of shares of Common Stock outstanding immediately prior to the issuance of the Series A Preferred Stock and of the Preferred Units. Based upon the number of shares of Common Stock outstanding at December 31, 1997, the Corporation will be required to redeem an aggregate of approximately 2,000,000 shares of Series A Preferred Stock and Preferred Units having an aggregate Stated Value of approximately $50,000,000. Such redemption will be in cash at the greater of the Stated Value plus accrued dividends (or accrued distributions) or a price based upon the current Common Stock market price on an "as converted" basis (the "Mandatory Redemption Price"). In addition, the Corporation will not be able to issue Common Stock in exchange for Common Units presented for redemption if Common Units are issued and remain outstanding in connection with the Operating Partnership's payment of the additional consideration for the Golden State Properties.

    To the extent that the Mandatory Redemption Price is not paid in full by June 30, 1998, the unpaid portion thereof payable to the holders of Preferred Units shall bear interest compounded at the lesser of the rate of 1.25% per month and the highest lawful rate of interest until paid, and the Corporation shall be responsible to the holders of the Series A Preferred Stock (but not to the holders of the Preferred Units) for liquidated damages equal to 150% of the portion of the Mandatory Redemption Price not paid by such date. The obligation to pay such Mandatory Redemption Price, or to pay the higher interest on the unpaid portion and/or the liquidated damage amount, could require the Corporation to increase its short-term borrowings even if prevailing market conditions are not favorable for such borrowings.

    The Board of Directors believes the proposed Conversion Issuance is in the best interest of the Corporation and recommends that stockholders approve the proposed Conversion Issuance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
                  INCREASE IN NUMBER OF SHARES AWARDABLE UNDER
                        STOCK OPTION AND INCENTIVE PLAN

    Subject to approval by the stockholders, the Board of Directors has voted to increase the number of shares for which awards may be granted under the Corporation's Stock Option and Incentive Plan, as amended to date (the "Option Plan") by 1,150,000 shares (the "Proposed Increase"), a number of shares that is approximately 4.9% of the currently outstanding shares of Common Stock. The Option Plan requires a vote of the Corporation's stockholders to give effect to any increase in the number of shares as to which awards may be granted under the Option Plan.

SUMMARY OF OPTION PLAN

    NUMBER OF SHARES ISSUABLE. As amended and restated in 1997, the Option Plan provides for the issuance of up to 1,800,000 shares of Common Stock pursuant to the exercise of options or other awards granted under the Option Plan. At the present time, and excluding options granted in January 1998, options have been exercised with respect to 174,659 shares, options remain unexercised with respect to 1,361,377 shares and options or other awards are available to be granted with respect to 263,964 shares. If stockholders approve the Proposed Increase, the number of shares of Common Stock available for issuance pursuant to new options or other awards under the Option Plan would be increased from 263,964 shares to 1,413,964 shares (plus the number of shares that may become available for grant or other award upon the termination of currently outstanding options that remain unexercised at the time of termination). The numbers of shares described in this paragraph are subject to adjustment for stock splits, stock dividends and similar events.

    PLAN ADMINISTRATION. The Option Plan provides that it shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), no member of which shall be an officer or full-time employee of the Corporation. The Committee currently consists of Messrs. Page, Harper, Klingbeil and Schlein. The Committee has full power to determine and authorize the awards to be granted to eligible persons under the Option Plan and to prescribe and amend the terms and provisions of any award granted.

    OPTIONS. The Option Plan provides for the granting of options to officers, other employees, Directors and consultants of the Corporation or any subsidiary of the Corporation (which would include the Operating Partnership), which options may be either "incentive stock options" ("Incentive Options") as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Nonqualified Options" and together with Incentive Options, "Options"). Because under the Code Incentive Options may be granted only to employees of a corporation or a corporate subsidiary of the issuer and lose their status as Incentive Options if not exercised within three months following the optionee's ceasing to be an employee of such corporation, the shift in paymaster from the Corporation to the Operating Partnership on January 1, 1998 resulted in (a) all options granted after that date to employees of the Operating Partnership being limited to Nonqualified Options and (b) all previously granted Incentive Options not exercised by March 31, 1998 becoming Nonqualified Options. While Incentive Options granted under the Option Plan required that the purchase price for shares subject to such options be no less than the fair market value of a share of Common Stock on the date of grant, the Option Plan contains no such requirement for Nonqualified Options, and the Committee may establish such purchase price for shares that are the subject of Nonqualified Options as it determines to be appropriate. It has been the practice of the Committee to establish the exercise price of Nonqualified Options as the fair market value of a share of Common Stock either on the date of grant or, in the case of certain senior executives, on the commencement date of the period during which various performance objectives are measured that determine the number of shares for which Nonqualified Options are granted to the executive involved. See "Report of the Compensation Committee." No option may be exercised at a date which is later than the earliest of (i) the tenth anniversary of the date on which the option was granted, (ii) the 90th day after termination of the optionee's employment by or rendering of services to the Corporation or a subsidiary for any reason other than the death of the optionee, or (iii) the first anniversary of the date of the optionee's death. Subject to certain other limitations contained in the Option Plan, the terms of each option grant are in other respects generally determined by the Committee in its discretion.

    DIRECTOR RESTRICTED SHARES. As amended in 1996, the Option Plan authorizes the quarterly grant to each Independent Director (as defined in the Option Plan) of the Corporation of up to 1,000 shares ("Director Restricted Shares") in lieu of any cash retainer or meeting fees to such Independent Director (but not in lieu of out-of-pocket expenses incurred in performing his or her duties as such or in lieu of any cash compensation that the Board of Directors determines appropriate for services as a Board of Directors or Committee chairman or for services to the Corporation other than as a Director) and in lieu of any stock options which might otherwise be issued to such Independent Director. For 1996 and subsequently, the Board of Directors has determined that the number of Director Restricted Shares to be issued each quarter shall be 750 shares, rather than the 1,000 share maximum provided in the Option Plan. Except upon an Independent Director's ceasing to serve as Director, the Independent Director is restricted from disposing of any Director Restricted Shares during the first year after their grant, more than one-third of such Director Restricted Shares during the second year following their grant or more than two-thirds of such Director Restricted Shares during the third year following their grant.

    OTHER STOCK-BASED AWARDS. At the Annual Meeting held in 1997, the stockholders approved an amendment and restatement of the Option Plan which expanded the types of stock-based incentive awards that may be made under the Option Plan beyond Incentive and Nonqualified Options and the Director Restricted Shares described in the preceding paragraphs. The Committee has not made any such awards as yet, but under the expanded authority approved in 1997 now has authority to issue or grant the following types of stock-based incentives.

           RESTRICTED STOCK. Under the Option Plan, the Committee may award shares of Common Stock to officers, other employees and consultants, subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Corporation through a specified restricted period. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee. If the performance goals or other restrictions are not attained, the grantees will forfeit their awards of Restricted Stock. In addition, if a grantee's employment with the Corporation or a subsidiary terminates for any reason, the Corporation shall have the right to repurchase all shares of Restricted Stock with respect to which conditions have not lapsed at their purchase price.

           UNRESTRICTED STOCK. The Committee may also grant any such persons shares of Common Stock which are free from any restrictions under the Option Plan ("Unrestricted Stock"). Unrestricted Stock may be issued in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation.

           PERFORMANCE SHARE AWARDS. The Committee may also grant performance share awards to employees or other key persons entitling the recipient to receive Common Stock upon the achievement of such performance goals and satisfaction of such other conditions as the Committee shall determine ("Performance Share Award"). A grantee's rights in all Performance Share Awards automatically terminate upon the grantee's termination of employment with the Corporation or a subsidiary.

           DIVIDEND EQUIVALENT RIGHTS. The Committee may grant dividend equivalent rights that entitle the recipient to receive dividends that would be paid if the grantee had held specified shares ("Dividend Equivalent Rights"). Dividend Equivalent Rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the Option Plan may be paid currently in cash or may be deemed to be reinvested in additional shares which may thereafter accrue additional equivalents. In certain instances, a person awarded Unrestricted Stock may elect to defer receipt of the shares, in accordance with such rules and procedures as may from time to time be established by the Committee. During the period of deferral, Dividend Equivalent Rights may be paid with respect to the shares whose receipt has been deferred. A Dividend Equivalent Right granted as a component of another award shall expire or be forfeited or annulled under the same conditions as such other award.

           STOCK APPRECIATION RIGHTS. The Committee may award stock appreciation rights ("SARs") either as a freestanding award or in tandem with a Nonqualified Option. Upon exercise of an SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share over the exercise price per share specified in the related Option (or, in the case of a freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the shares on the date of grant) times the number of shares with respect to which the SAR is exercised. This amount may be paid in cash, in shares, or a combination thereof, as determined by the Committee. If the SAR is granted in tandem with an Option, exercise of the SAR cancels the related Option to the extent of such exercise and termination of the related Option causes the SAR to terminate.

    CHANGE OF CONTROL PROVISIONS. The Option Plan provides that in the event of a "Change of Control" (as defined in the Option Plan) of the Corporation, all outstanding Options and SARs shall automatically become fully exercisable, and all outstanding Restricted Stock, Performance Share Awards and Divided Equivalent Rights shall automatically become fully vested. In addition, at any time prior to or after a Change of Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

    TAX ASPECTS. Under current federal tax law, an employee who receives a Nonqualified Option does not generally realize any taxable income at the time the option is granted. However, upon the exercise of such an Option, the employee will recognize ordinary income measured by the excess of the then fair market value of the Common Stock over the exercise price, and the Company generally will be entitled to a tax deduction for a corresponding amount. The award of Unrestricted Stock to any officer, employee or consultant, or the vesting of a Performance Share Award, or the exercise of any SAR, is treated as compensation to the grantee taxable at ordinary income rates, and deductible as an ordinary expense of the Corporation, at the time of, and in the amount equal to the then fair market value of, the shares awarded. Unless the grantee elects to treat the value of shares subject to Restricted Stock awards as ordinary income at the time of grant by filing an election under Section 83(b) of the Code, the grantee will be treated as receiving ordinary income in an amount equal to the fair market value of the Shares at the time the restrictions lapse. The Corporation will be entitled to a deduction in a comparable amount at the time that the grantee is considered to receive ordinary income.

INTERESTS OF EXECUTIVE OFFICERS IN ADDITIONAL SHARES SUBJECT TO THE OPTION PLAN

    At its meeting on January 14, 1998, the Board of Directors voted to amend the Option Plan by increasing the number of shares of Common Stock for which awards may be made by 1,150,000 shares (approximately 4.9% of the number of shares of Common Stock then outstanding) and to recommend that the stockholders approve such increase at the Annual Meeting. Such increase was recommended by the Compensation Committee of the Board of Directors on January 13, 1998, which on that date also voted to grant, subject to such increase, Nonqualified Options for an aggregate of 525,000 shares of Common Stock to senior executives, including those named below. The purchase price for each share subject to such Options is $12.50, and such Options will vest with respect to one-third of each optionee's Options on January 1 in each of the years 1999, 2000, 2001 (or earlier in the event of Change of Control). The number of shares subject to each Option was determined by comparing the Corporation's and each optionee's performance with certain performance targets established by the Compensation Committee in December 1996 for the year 1997, in the case of Messrs. Martin, Platt and Rubin, and in recognition of the fact that Mr. Hoffman, who has become an executive officer subsequent to the most recent grant of Options to senior management in 1996, had not previously been granted Options under the Option Plan. (See "Report of the Compensation Committee.") The price of $12.50 per share was established as the exercise price for such Options, based upon that being the approximate market value of a share of Common Stock at the time that the Compensation Committee set the performance objectives for 1997.

    If the stockholders do not approve the Proposed Increase in the number of shares for which Options and other stock-based incentive awards may be granted under the Option Plan pursuant to Proposal 3, the Committee intends to reduce the aggregate number of Options that it approved in January 1998 to Options for lesser number of shares that are available under the Option Plan as previously approved by the stockholders and to make additional cash awards in lieu of the reduced Options.

    If the stockholders approve the Proposed Increase, then all of the following Options will remain outstanding subject to vesting as described above, and the Committee will have authority to make future awards under the Option Plan with respect to an additional 903,964 shares of Common Stock (plus such additional number of shares, if any, represented by currently outstanding Options which may terminate without being exercised).

                                                                                                   DOLLAR      NUMBER
                                                                                                    VALUE        OF
NAME AND POSITION                                                                                    ($)       OPTIONS
-----------------------------------------------------------------------------------------------  -----------  ---------
J. David Martin................................................................................         -0-     300,000
  President/Chief Executive Officer
Daniel B. Platt................................................................................         -0-     150,000
  Executive Vice President /Chief Financial Officer/
  Chief Administrative Officer
Kris Hoffman...................................................................................         -0-      30,000
  Executive Vice President/Chief Operating Officer
Michael L. Rubin...............................................................................         -0-      15,000
  Senior Vice President
Executive Officers as a Group..................................................................         -0-     525,000

APPROVAL REQUIRED TO AMEND THE OPTION PLAN

    The amendment must be approved by a majority of votes cast at a meeting at which a quorum is present. Assuming a quorum is present, broker non-votes and abstentions will have no effect on this proposal.

RECOMMENDATION OF THE BOARD

    The Board of Directors believes that increasing the number of shares for which stock-based incentive awards may be made to the senior management and employees of the Corporation and its subsidiaries enables the Board of Directors and the Compensation Committee to make a greater part of the total compensation package of management and the employees stock-based compensation, thereby further aligning their interests with the interests of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

    Pursuant to the agreement entered into concurrently with Mr. Martin's employment by the Corporation on October 1, 1995, the Corporation acquired on January 1, 1998 a recently completed development project, Gateway Center in Marin City, California, for consideration that included the issuance of limited partnership units of a subsidiary partnership of the Corporation which units are ultimately exchangeable for 90,000 shares of Common Stock of the Corporation. Such units were issued to the original developer of the property, Gateway Retail Partners, in which Mr. Martin holds a 41.75% interest and Mr. Kessler holds a 17.25% interest.

                                    AUDITORS

    The Corporation's financial statements for the year ended December 31, 1997 were audited by Deloitte & Touche LLP, which has audited the Corporation's books and records since 1986. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Proposals of stockholders (including nominations for Directors) intended to be presented at the next Annual Meeting must be received by the Secretary of Burnham Pacific Properties, Inc., 610 West Ash Street, Suite 1600, San Diego, California 92101, no later than November 20, 1998.

                                 OTHER MATTERS

    All stockholders of record at the close of business on March 13, 1998, the record date for the determination of stockholders entitled to vote at the Annual Meeting, are concurrently being sent a copy of the Corporation's Annual Report, including financial statements for the fiscal year ended December 31, 1997.

    The expense of preparing, printing and mailing the Notice of Annual Meeting of stockholders and proxy material, and all other expenses of soliciting proxies will be borne by the Corporation. The Corporation expects to retain Beacon Hill Partners as agent for soliciting proxies. Officers or other employees of the Corporation may, without additional compensation therefor, solicit proxies in person, by telephone, facsimile or mail. The Corporation may also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

    Under Maryland law, the state of incorporation of the Corporation, there are no dissenter's rights available to stockholders who object to the actions set forth in any of the Proposals to be presented to the Annual Meeting.

    Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Meeting. However, if any such matter shall properly come before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Corporation hereby incorporates by reference the financial statements, supplementary financial information and management's discussion and analysis of the financial conditions and results of operations contained in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997,
filed with the Securities and Exchange Commission on March   , 1998, as well as
the financial statements relating to the Golden State Properties contained in the Corporation's Current Report on Form 8-K, filed on December 16, 1997, which information will be furnished without charge to any person to whom this proxy statement is mailed upon the written or oral request of any such person to Nina Galloway, Secretary, Burnham Pacific Properties, Inc., 610 West Ash Street San Diego, California 92101.

                                          By Order of the Board of Directors
                                          BURNHAM PACIFIC PROPERTIES, INC.

                                          Nina Galloway,
                                          Secretary

San Diego, California
March 27, 1998

                        PRELIMINARY PROXY STATEMENT


     The undersigned hereby constitutes and appoints J. David Martin and Daniel B. Platt, or either of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of Common Stock, par value $.01 per share, and Series 1997-A Convertible Preferred Stock, par value $.01 per share, of BURNHAM PACIFIC PROPERTIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the San Diego Hilton Beach & Tennis Resort, 1775 East Mission Bay Drive, San Diego, California on Monday, May 11, 1998 at 10:30 a.m., and at any adjournment or postponement thereof.

     The Board of Directors recommends a vote FOR all of the matters proposed.

     If properly executed, the shares represented by this proxy will be voted in the manner directed. IF NO DIRECTION IS GIVEN, THE SHARES OF COMMON STOCK AND SERIES A PREFERRED STOCK WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 3, AND THE SHARES OF COMMON STOCK ONLY WILL BE VOTED FOR PROPOSAL 2. To vote in accordance with the Board's recommendation, just sign the reverse side of this card, no box needs to be checked.

                     IMPORTANT:  PLEASE COMPLETE, SIGN AND
                          RETURN THIS PROXY PROMPTLY.
                       A SELF-ADDRESSED STAMPED ENVELOPE
                                  IS ENCLOSED.

     DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED

PROXY

BURNHAM PACIFIC
PROPERTIES, INC.

PROXY FOR
ANNUAL MEETING
OF SHAREHOLDERS

MAY 11, 1998

/X/  Please mark your
     votes as in this
     example.

-------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
-------------------------------------------------------------------------------

1.   Election           FOR  WITHHELD       Nominees are:  Malin
     of Directors.                          Burnham, James D. Harper,
                        / /    / /          Jr., James D. Klingbeil,
                                            J. David Martin, Nina B.
                                            Matis, Donne P. Moen,
                                            Thomas A. Page, Philip S.
                                            Schlein, Robin Wolaner


For, except vote withheld from the following nominee(s):


---------------------------------------------------------


2.   To approve the            FOR   AGAINST  ABSTAIN
issuance of the
Corporation's Common           / /     / /      / /
Stock upon the
conversion or exchange
of certain convertible
securites as described
in the enclosed Proxy
Statement.



3.   To approve the            FOR   AGAINST  ABSTAIN
amendment to the
Corporation's Stock            / /     / /      / /
Option and Incentive
Plan as described in
the enclosed Proxy
Statement.


                           CHECK HERE IF YOU
                           PLAN TO ATTEND THE   / /
                           MEETING


-------------------------------------------------------------------------------

The undersigned acknowledges receipt of the Corporation's 1998 Annual Report and the Notice of Annual Meeting of Shareholders and the Proxy Statement relating to such meeting. (If your account is registered in more than one name, all joint owners should sign. Trustees and others acting in representative capacities should indicate the capacity in which they are signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.)

Please mark, date and sign this proxy and return it promptly whether or not you plan to attend the Annual Meeting. If you do attend, you may still vote in person if you desire.

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SIGNATURE(S)                                                              DATE

    DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED

                           BURNHAM PACIFIC PROPERTIES, INC.

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                                 PLEASE ACT PROMPTLY
                       SIGN, DATE & MAIL YOUR PROXY CARD TODAY
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